UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2010

DIGITAL ANGEL CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH SAINT PAUL, MINNESOTA	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-455-1621

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 9, 2010, Digital Angel Corporation (the “Company”) received a Staff Determination Letter from The NASDAQ Stock Market (“NASDAQ”) indicating that the Company failed to comply with the $1.00 bid price requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2). The Company’s common stock would therefore be subject to delisting from The NASDAQ Capital Market, unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). Accordingly, the Company intends to request a hearing before the Panel at which it will present its plan for regaining compliance with the NASDAQ bid price requirement. Under the NASDAQ Listing Rules, the maximum amount of time a Panel may grant is 180 calendar days from the June 9th compliance notice date; however, there can be no assurance that the Panel will grant the Company’s request for continued listing. As a result of the hearing request, the Company’s common stock will remain listed on The NASDAQ Capital Market until the Panel renders a decision following the hearing.

On June 15, 2010, the Company issued a press release with respect to this matter. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release issued by Digital Angel Corporation dated June 15, 2010 announcing receipt of a NASDAQ Staff Determination Letter of delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: June 15, 2010

By: /s/ Lorraine M. Breece
Name: Lorraine M. Breece
Title:   Senior Vice President and
           Chief Financial Officer